Exhibit 21
ROGERS CORPORATION AND CONSOLIDATED SUBSIDIARIES
Subsidiaries of the Registrant

Company	Percentage of Voting Securities Owned	Jurisdiction of Incorporation or Organization
World Properties, Inc.	100%	Illinois
Rogers Japan, Inc.	100%	Delaware
Rogers Southeast Asia, Inc.	100%	Delaware
Rogers Taiwan, Inc.	100%	Delaware
Rogers Technologies Singapore, Inc.	100%	Singapore
Rogers KF, Inc.	100%	Delaware
Rogers Korea, Inc.	100%	Korea
Arlon MED International, LLC.	100%	Delaware
Rogers Polymer Material (Suzhou) Co., Ltd.	100%	China
Rogers Technologies (Suzhou) Co., Ltd.	100%	China
Rogers Electronics Materials Technologies (Suzhou) Co., Ltd.	100%	China
Rogers Advanced Materials Technology (Suzhou) Co., Ltd.	100%	China
Utis Co., Ltd.	100%	South Korea
Rogers New Territories Corporation, Ltd.	100%	Hong Kong
Rogers Asia Holding Company, Ltd.	100%	Hong Kong
Rogers Pacific, Ltd.	100%	Hong Kong
Rogers BV	100%	Belgium
Rogers GmbH	100%	Germany
Rogers Germany GmbH	100%	Germany
Rogers Hungary KfT	100%	Hungary
Rogers U.K., Ltd.	100%	England
Silicone Engineering, Ltd.	100%	England
Rogers Finance (Luxembourg) Sarl	100%	Luxembourg
Rogers Luxembourg Sarl	100%	Luxembourg
Rogers Benelux Sarl	100%	Luxembourg
Rogers Finance (Ireland) Unlimited Company	100%	Ireland
Rogers Investment (Singapore) Pte., Ltd.	100%	Singapore
Rogers Worldwide, LLC.	100%	Delaware